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                                                                      EXHIBIT 5
                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                              DAMES & MOORE GROUP

                                      at

                             $16.00 Net Per Share

                                      by

                        DEMETER ACQUISITION CORPORATION
                         a wholly owned subsidiary of
                                URS CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 11, 1999

To Dames & Moore Capital Accumulation Plan Participants:

  Enclosed for your consideration are an Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of URS Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation (the "Company"), at a price of $16.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is made in connection with the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. Holders of Shares whose certificates evidencing such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as hereinafter defined) on or prior to the Expiration Date (as hereinafter defined), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  As the Trustee of the Dames & Moore Capital Accumulation Plan, T. Rowe Price Trust Company ("T. Rowe Price") (or its nominee) is the holder of record of Shares held by T. Rowe Price for your account in the Dames & Moore Capital Accumulation Plan (the "CAP Account"). A tender of such Shares can be made only by T. Rowe Price as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by T. Rowe Price for your CAP Account. If you own Shares of Dames & Moore Group stock outside the Dames & Moore Capital Accumulation Plan, you will be receiving separate materials with respect to such Shares. This Letter and the Election Form contained herewith do not cover such Shares.

  Accordingly, we request instructions as to whether you wish to have T. Rowe Price tender on your behalf any or all of the Shares held by T. Rowe Price for your CAP Account upon the terms and subject to the conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $16.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the terms and conditions set forth in the Offer.

    2. The Offer is being made for all outstanding Shares.

    3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and

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  the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, Purchaser or any other direct or indirect wholly owned subsidiaries of Parent, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $16.00 per Share, net to the seller in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    4. The Board of Directors of the Company has approved and found advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender all their Shares pursuant to the Offer.

    5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, June 8, 1999, unless the Offer is extended (the "Expiration Date").

    6. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn on or prior to the Expiration Date at least a majority of the Shares then outstanding on a fully diluted basis. The Offer is also subject to customary closing conditions, including (i) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and
  (ii) conditions to the financing commitments obtained by Parent. See the Introduction and Sections 9 and 14 of the Offer to Purchase.

    7. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

    8. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share Certificates or, in the case of book-entry delivery of Shares, timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (c) any other documents required by the Letter of Transmittal.

  If you wish to have T. Rowe Price tender any or all of the Shares allocated to your CAP Account, please so instruct T. Rowe Price by completing, executing and returning to T. Rowe Price the Election Form contained in this letter. An envelope in which to return your election to T. Rowe Price is enclosed. Your Election Form should be forwarded to T. Rowe Price in ample time to permit T. Rowe Price to submit a tender on your behalf prior to the expiration of the Offer. If you fail to return an Election Form so that it is received by T. Rowe Price no later than June 4, 1999, you will be deemed to have directed T. Rowe Price not to tender the Shares allocated to your CAP Account. If you elect to tender only a portion of your Shares in your CAP Account, please specify the number of Shares to be tendered (if you fail to specify such number, none of your Shares will be tendered).

  On the effective date of the Merger, each outstanding Share in your CAP Account which was not tendered in the Offer (other than Shares owned by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $16.00 per Share, net to the seller in cash, without interest. Any cash received from the tendering of Shares or from the conversion of Shares into a right to receive $16.00 per Share will remain in the Dames & Moore Capital Accumulation Plan, will be invested in the T. Rowe Price Prime Reserve Fund and may be subsequently reinvested in other T. Rowe Price funds if you so request through investment instructions provided in accordance with the rules of the Dames & Moore Capital Accumulation Plan.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you have any questions about the current balances of your CAP Account or the enclosed Election Form, please call T. Rowe Price Trust Company at (800) 922-9945. If you have any other questions about the Offer, please contact D.F. King & Co., Inc. at (800) 290-6424 or Morgan Stanley & Co. at (650) 234-5757.

                                             DAMES & MOORE GROUP

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                                 ELECTION FORM

                                With Respect to

                      Shares of Dames & Moore Group Stock

                                    Held in

                  the Dames & Moore Capital Accumulation Plan


  The undersigned acknowledge(s) receipt of Dames & Moore Group's letter and the enclosed Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer by Demeter Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of URS Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation, at a price of $16.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements to such documents (collectively, the "Offer").

Number of Shares of Dames & Moore Group Stock allocated to your Dames & Moore Capital Accumulation Plan account (the "CAP Account") as of May 7, 1999:


Your current Share balance and your Share balance as of the date the tender is made may be greater or lesser than this number. If you would like current Share balance information, please call the T. Rowe Price Participant Service Center at (800) 922-9945.

  This Election Form gives you three choices: (1) to tender all Shares of Dames & Moore Group Stock allocated to your CAP Account for $16.00 per Share
(2) to tender a portion of the Shares of the Dames & Moore Stock allocated to your CAP Account for $16.00 per Share or (3) to not tender any of the Shares of Dames & Moore Group allocated to your CAP Account for $16.00 per Share. If you elect to tender all of the Shares of Dames & Moore Group Stock allocated to your CAP Account, all Shares in such account as of the date the tender is made will be tendered. If you elect to tender only a specified portion of the Shares of Dames & Moore Group Stock allocated to your CAP Account, the remainder of the Shares in your account as of the date the tender is made will not be tendered. If you elect to tender only a portion of your Shares in your CAP Account, please specify the number of Shares to be tendered (if you fail to specify such number, none of your Shares will be tendered). Any cash received from the tendering of Shares or from the conversion of Shares into a right to receive $16.00 per Share will remain in the Dames & Moore Capital Accumulation Plan, will be invested in the T. Rowe Price Prime Reserve Fund and may be subsequently reinvested in other T. Rowe Price funds if you so request through instructions provided in accordance with the rules of the Dames & Moore Capital Accumulation Plan. If you fail to return an Election Form so that it is received by T. Rowe Price Trust Company ("T. Rowe Price") no later than June 4, 1999, you will be deemed to have directed T. Rowe Price not to tender the Shares allocated to your CAP Account. Please read the enclosed material for further detail on the Offer.

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Check one box only*:

   A. [_] Check box A to tender all Shares in my CAP Account for $16.00 per share upon the terms and subject to the conditions set forth in the Offer.

   B. [_] Check box B to tender     Shares in my CAP Account for $16.00 per
          share upon the terms and subject to the conditions set forth in the Offer. If you check box B, but fail to specify the number of Shares to be tendered, none of your Shares will be tendered.

   C. [_] Check box C if you do not wish to tender any of the Shares in your CAP Account.

AFTER CHECKING ONE BOX, SIGN, DATE AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE, SO THAT IT IS RECEIVED NO LATER THAN JUNE 4, 1999. YOUR ELECTION WILL BE CONFIDENTIAL.

Dated       , 1999.
                                                        SIGN HERE

                                          -------------------------------------
                                                Signature(s) of Holder(s)

                                          Name(s) of Holder(s):

                                          -------------------------------------
                                                  Please Type or Print

                                          -------------------------------------
                                                       Address(es)

                                          -------------------------------------
                                                       Zip Code(s)

                                          -------------------------------------
                                            Area Code and Telephone Number(s)

                                          -------------------------------------
                                                Social Security Number(s)

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*  If you do not check one box, or if you check more than one box, you will be deemed to have directed T. Rowe Price not to tender any Shares allocated to your CAP Account.


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